CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Selected American Shares, Inc. and
Selected International Fund, Inc.:

We consent to the use of our report dated February 19, 2016, with respect to the financial statements and financial highlights of Selected American Shares, Inc. and Selected International Fund, Inc., incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Denver, Colorado
April 27, 2016